Exhibit 4.2
DESCRIPTION OF THE COMMON STOCK OF EXELIXIS, INC.
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
Description of Capital Stock
The authorized capital stock of Exelixis, Inc. (Exelixis, we, our or us) consists of 400,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. A description of material terms and provisions of the common stock, and our amended and restated certificate of incorporation, as amended (certificate incorporation) and amended and restated bylaws (bylaws) affecting the rights of holders of our common stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws.
Common stock
Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our certificate of incorporation provides that all directors are elected at each annual meeting of our stockholders for one-year terms.
No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.
Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our common stock are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.
The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.
Anti-takeover effects of provisions of our certificate of incorporation and bylaws and Delaware law
Certificate of incorporation and bylaws. The holders of our common stock do not have cumulative voting rights in the election of directors. Because holders of our common stock do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of the directors to be elected at each annual meeting of our stockholders. Our board of directors is able to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member. Our certificate of incorporation and bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and our bylaws require the consent of stockholders holding at least 25% of our outstanding common stock in order for stockholders to call a special meeting of stockholders; otherwise, only the chairman of the board of directors, the president or the board of directors (pursuant to a resolution adopted by a majority of the total number of authorized directors) may call a special meeting of stockholders. In addition, our bylaws include a requirement for the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting. Our certificate of incorporation provides for the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock. Our certificate of incorporation and bylaws also provides that approval of at least 66 2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws, or repeal the provisions of our certificate of incorporation regarding the election of directors and the inability of stockholders to take action by written consent in lieu of a meeting.
The foregoing provisions make it difficult for holders of our common stock to replace our board of directors. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
at or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders’ amendment approved by a majority of the outstanding voting shares. We have not “opted out” of these provisions and do not plan to do so. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Forum Selection Bylaw
Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Exelixis, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Exelixis to Exelixis or to our stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Exelixis is deemed to have notice of and consented to the forum selection provisions of the bylaws. This provision does not apply to actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.